Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL YEAR ENDED FEBRUARY 25, 2012

•            Net Earnings per Diluted Share of $1.48 for Q4; $4.06 for Full Year

•            Quarterly Net Sales Increase by Approximately 9.1%

•            Quarterly Comparable Store Sales Increase by Approximately 6.8%

•            Modeling Fiscal First Quarter 2012 Net Earnings per Diluted Share of Approximately $.79 to $.83

•            Modeling Fiscal 2012 Net Earnings per Diluted Share to Increase by a High Single to a Low Double Digit Percentage Range

UNION, New Jersey, April 4, 2012 — Bed Bath & Beyond Inc. today reported net earnings of $1.48 per diluted share ($351.0 million) in the fiscal fourth quarter ended February 25, 2012, an increase of approximately 32% versus net earnings of $1.12 per diluted share ($283.5 million) in the same quarter a year ago.  Net sales for the fiscal fourth quarter of 2011 were approximately $2.732 billion, an increase of approximately 9.1% from net sales of approximately $2.505 billion reported in the fiscal fourth quarter of 2010.  Comparable store sales in the fiscal fourth quarter of 2011 increased by approximately 6.8%, compared with an increase of approximately 8.5% in last year’s fiscal fourth quarter.

During the fiscal fourth quarter of 2011, the Company repurchased approximately $359 million of its common stock representing approximately 5.9 million shares.  As of February 25, 2012, the remaining balance of the current share repurchase program authorized in December 2010 was approximately $919 million.

For the fiscal year ended February 25, 2012, the Company reported net earnings of $4.06 per diluted share ($989.5 million), an increase of approximately 32% over net earnings of $3.07 per diluted share ($791.3 million) a year ago.  Net sales for fiscal 2011 were approximately $9.500 billion, an increase of approximately 8.5% from net sales of approximately $8.759 billion in the prior fiscal year.  Comparable store sales for fiscal 2011 increased by approximately 5.9%, compared with an increase of approximately 7.8% in last year.

For fiscal 2012, the Company is modeling net earnings per diluted share to be approximately $.79 to $.83 for the fiscal first quarter and to increase by a high single to a low double digit percentage range for the full year, which will be 53 weeks.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s fourth quarter of fiscal 2011 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

As of February 25, 2012, the Company had a total of 1,173 stores, including 993 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 71 Christmas Tree Shops stores, 64 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values.  During the fiscal fourth quarter, the Company opened three buybuy BABY stores and closed one Harmon store. Consolidated store space as of February 25, 2012 was approximately 36.1 million square feet.  Since the beginning of the first quarter of fiscal 2012 on February 26, 2012, the Company has opened two Bed Bath & Beyond stores.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; and changes to, or new, accounting standards including, without limitation, changes to lease accounting standards.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel                            (908) 855-4554

Eugene A. Castagna                            (908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 25,	February 26,	February 25,	February 26,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)

Net sales	$2,732,314	$2,504,967	$9,499,890	$8,758,503

Cost of sales	1,568,645	1,428,500	5,568,957	5,135,574

Gross profit	1,163,669	1,076,467	3,930,933	3,622,929

Selling, general and administrative expenses	612,904	615,415	2,362,564	2,334,471

Operating profit	550,765	461,052	1,568,369	1,288,458

Interest income	3,041	1,681	1,119	4,520

Earnings before provision for income taxes	553,806	462,733	1,569,488	1,292,978

Provision for income taxes	202,763	179,282	579,951	501,645

Net earnings	$351,043	$283,451	$989,537	$791,333

Net earnings per share - Basic	$1.50	$1.14	$4.12	$3.11
Net earnings per share - Diluted	$1.48	$1.12	$4.06	$3.07

Weighted average shares outstanding - Basic	233,964	248,543	240,016	254,297
Weighted average shares outstanding - Diluted	237,506	252,816	243,890	258,079

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	February 25,	February 26,
	2012	2011
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,003,166	$1,183,587
Short term investment securities	756,389	605,608
Merchandise inventories	2,071,890	1,968,907
Other current assets	311,494	315,736

Total current assets	4,142,939	4,073,838

Long term investment securities	95,785	121,446
Property and equipment, net	1,198,255	1,116,297
Other assets	287,567	334,612

	$5,724,546	$5,646,193

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$752,064	$709,550
Accrued expenses and other current liabilities	329,174	306,847
Merchandise credit and gift card liabilities	209,646	193,061
Current income taxes payable	48,246	112,982

Total current liabilities	1,339,130	1,322,440

Deferred rent and other liabilities	339,266	292,364
Income taxes payable	123,622	99,730

Total liabilities	1,802,018	1,714,534

Total shareholders’ equity	3,922,528	3,931,659

	$5,724,546	$5,646,193

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	February 25,	February 26,
	2012	2011
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$989,537	$791,333
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	183,873	183,820
Stock-based compensation	45,223	44,276
Tax benefit from stock-based compensation	63	(3,453)
Deferred income taxes	30,238	(15,988)
Other	(1,622)	(1,757)
(Increase) decrease in assets:
Merchandise inventories	(102,983)	(209,204)
Trading investment securities	(4,538)	(5,469)
Other current assets	24,948	(17,736)
Other assets	900	(2,899)
Increase (decrease) in liabilities:
Accounts payable	31,582	102,307
Accrued expenses and other current liabilities	19,822	29,809
Merchandise credit and gift card liabilities	16,585	20,257
Income taxes payable	(37,392)	25,456
Deferred rent and other liabilities	29,048	46,655

Net cash provided by operating activities	1,225,284	987,407

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(1,605,851)	(1,511,555)
Redemption of held-to-maturity investment securities	1,456,250	1,286,270
Redemption of available-for-sale investment securities	28,975	24,975
Redemption of trading investment securities	—	42,825
Capital expenditures	(243,374)	(183,474)

Net cash used in investing activities	(364,000)	(340,959)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	171,088	125,700
Excess tax benefit from stock-based compensation	5,163	2,944
Repurchase of common stock, including fees	(1,217,956)	(687,605)

Net cash used in financing activities	(1,041,705)	(558,961)

Net (decrease) increase in cash and cash equivalents	(180,421)	87,487

Cash and cash equivalents:
Beginning of period	1,183,587	1,096,100
End of period	$1,003,166	$1,183,587